Exhibit 10(w)
Second Amendment
Lincoln National Corporation
Employees' Retirement Plan

By virtue and in exercise of the power granted to the Chief Executive Officer of Lincoln National Corporation by resolution of its Board of Directors, the Lincoln National Corporation Employees' Retirement Plan (the "Plan") is amended effective January 1, 2000 (unless a different date is specified below) by:

1. Deleting the lead-in from paragraph (c) of subsection 8.1 of the Plan and substituting therefor:

"With respect to a Participant who (i) is notified of his job elimination on or before October 1, 2000 and whose employment is terminated before January 1, 2001; (ii) is entitled to severance benefits on account of job elimination under the terms of the Lincoln National Corporation Severance Pay Plan; and (iii) has at least ten (10) Vesting Years of Service, then the following schedule shall apply:"

2. Deleting the lead-in from paragraph (e) of subsection 8.1 of the Plan and substituting therefor:

"With respect to a Participant who (i) is notified of his job elimination on or before October 1, 2000 and whose employment is terminated before January 1, 2001; (ii) is entitled to severance benefits on account of job elimination under the terms of the Lincoln National Corporation Severance Pay Plan; and (iii) has at least ten (10) Vesting Years of Service, then the following schedule shall apply:"

3. Adding the following new subsection 10.4:

"10.4 Subsection 415(e). Effective as of the first day of the first limitation year beginning on or after January 1, 2000 (the "Effective Date"), and notwithstanding any other provision of the Plan, the accrued benefit for any Participant shall be determined by applying the terms of the Plan implementing the limitations of Section 415 of the Code as if the limitations of Section 415 of the Code continued to include the limitations of subsection 415(e) of the Code as in effect on the day immediately prior to the Effective Date. For this purpose, the defined contribution fraction is set equal to the defined contribution fraction as of the day immediately prior to the Effective Date."

IN WITNESS WHEREOF, the Chief Executive Officer of the Company has executed this Second Amendment this 22nd day of December 1999.

LINCOLN NATIONAL CORPORATION

/S/ JON A. BOSCIA
    --------------------------------------
By: Jon A. Boscia
Its: President and Chief Executive Officer